Exhibit 5.1

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

May 12, 2004

Genworth Financial, Inc.
6620 West Broad Street
Richmond, Virginia 23230

Ladies and Gentlemen:

        We have acted as counsel to Genworth Financial, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-1, File No. 333-115019 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the offering of up to 24,000,000 equity units (the "Equity Units") of the Company. Each Equity Unit will initially consist of (i) a stock purchase contract (each a "Stock Purchase Contract") under which the holder will agree to purchase from the Company on May 16, 2007, a specified number of newly issued shares of the Company's common stock, par value $0.001, per share (the "Common Stock"), and (ii) a 1/40, or 2.5%, undivided beneficial interest in $1,000 principal amount of the Company's Senior Notes due 2009 (the "Notes") to be issued pursuant to the Indenture (the "Indenture") to be entered into by and between the Company and The Bank of New York ("BoNY"), the form of which is filed as Exhibit 4.7 to the Registration Statement, as supplemented by Supplemental Indenture No. 1 (the "Supplemental Indenture"), the form of which is filed as Exhibit 4.8 to the Registration Statement, as described in the Registration Statement. Each Equity Unit will from time to time consist of either a corporate unit (a "Corporate Unit") or a treasury unit (a "Treasury Unit"), as described in the Registration Statement. The Equity Units are to be sold initially in the form of Corporate Units by GE Financial Assurance Holding, Inc. ("GEFAHI") pursuant to an Underwriting Agreement among the Company, GEFAHI and Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., as representatives of the other underwriters named therein (the "Underwriting Agreement"), the form of which is filed as Exhibit 1.1 to the Registration Statement.

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the form of the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement; (ii) the form of Indenture; (iii) the form of Supplemental Indenture; (iv) the form of Purchase Contract and Pledge Agreement between the Company and BoNY, filed as Exhibit 4.9 to the Registration Statement; (v) the Registration Statement; (vi) the Prospectus contained within the Registration Statement; (vii) the form of the Underwriting Agreement; (viii) the form of the Master Agreement among the Company, General Electric Company, General Electric Capital Corporation, GEI, Inc. and GEFAHI, filed as Exhibit 10.1 to the Registration Statement; and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and GEFAHI, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that,

        1.     When (a) the Purchase Contract and Pledge Agreement, the Indenture and the Supplemental Indenture have been duly executed and delivered, (b) the Corporate Units and the Notes have been duly executed and authenticated, as applicable, pursuant to the terms and conditions of the Purchase Contract and Pledge Agreement and the Indenture as supplemented by the Supplemental Indenture, and (c) the Corporate Units and the Notes have been issued pursuant to the corporate reorganization of the Company as described in the Registration Statement and sold as contemplated in the Registration Statement, the Stock Purchase Contracts, the Corporate Units, the Notes and, when issued upon surrender of the Corporate Units pursuant to the terms and conditions of the Purchase Contract and Pledge Agreement, the Treasury Units will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        2.     The shares of Common Stock, when duly issued and paid for pursuant to the terms and conditions of the Purchase Contract and Pledge Agreement, will be validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP